Exhibit 5.1
July 30, 2019
Haemonetics Corporation
400 Wood Road
Braintree, MA 02184

Re:	Haemonetics Corporation Post-Effective Amendment No. 1 to Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Haemonetics Corporation, a Massachusetts corporation (the “Company”), in connection with its filing of a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-200226) (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof with respect to the 2005 Plan Shares (as defined below) authorized for issuance under the 2019 Plan (as defined below).
On July 25, 2019 (the “Effective Date”), the Company’s shareholders approved the Haemonetics Corporation 2019 Long-Term Incentive Compensation Plan (the “2019 Plan”). The total number of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), authorized for issuance under the 2019 Plan includes, in addition to 2,700,000 new shares registered concurrently on a new registration statement on Form S-8: (i) up to a maximum of 3,059,433 shares of Common Stock that remained available for future grants under the Haemonetics Corporation 2005 Long-Term Incentive Compensation Plan (“2005 Plan”) as of the Effective Date and (ii) the number of undelivered shares of Common Stock subject to outstanding awards under the 2005 Plan that will become available for future awards as provided for under the 2019 Plan. We refer to the shares described in (i) and (ii) as the “2005 Plan Shares.”
In connection with this opinion letter, we have examined the Post-Effective Amendment and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Articles of Organization of the Company, as amended to date, (ii) the By-Laws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the 2005 Plan and the 2019 Plan, and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Haemonetics Corporation
July 30, 2019

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that any original issuance 2005 Plan Shares that may be issued pursuant to the 2019 Plan have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the 2019 Plan, will be validly issued, fully paid, and non-assessable.
The opinions expressed herein are limited to the Federal laws of the United States and the laws of the Commonwealth of Massachusetts.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Post-Effective Amendment. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours, /s/ Morgan Lewis & Bockius LLP Morgan, Lewis & Bockius LLP